Exhibit 10.13.2

AMENDMENT NUMBER TWO TO
THE COCA-COLA COMPANY DEFERRED COMPENSATION PLAN

THIS AMENDMENT to The Coca-Cola Company Deferred Compensation Plan, as amended and restated as of December 8, 2010, (the "Plan") is adopted by the Deferred Compensation Plan Management Committee (the “Committee”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 8.4, the Committee may amend the Plan, provided that the amendment applies to the general population of Participants and does not affect only officers of the Company;

WHEREAS, the Committee wishes to adopt an amendment to the Plan that applies to the general population of Participants;

NOW, THEREFORE, the Committee hereby amends the Plan as follows, effective as of January 1, 2017:

Paragraph 3.1(b) shall be amended to read as follows:

“Amount of Compensation Eligible for Deferral. An Eligible Employee may elect to defer up to 80% of his Base Salary and up to 95% of his Annual Incentive. The total amount deferred by a Participant shall be reduced, if necessary, to satisfy Social Security Tax (including Medicare), income tax withholding for compensation that cannot be deferred and employee benefit plan withholding requirements. If an Eligible Employee elects to defer Annual Incentive, the minimum percentage that may be deferred is 10% of such Annual Incentive.”

IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by any member on this 24th day of October, 2016.

THE COCA-COLA COMPANY
DEFERRED COMPENSATION PLAN COMMITTEE

BY: /s/ Liz LaBuda
Liz LaBuda
Member